Exhibit 21.1

LIST OF SUBSIDIARIES

WallStreet Direct, Inc., a Nevada Corporation

Digital WallStreet, Inc., a Nevada Corporation

Financial Filings Corp., a California Corporation

MyWallStreet, Inc., a Nevada Corporation

The Wealth Expo, Inc., a Nevada Corporation